Exhibit 99.1

AGY Holding Corp. Reports 2013 First Quarter Consolidated Results

AIKEN, SOUTH CAROLINA - (May 15, 2013) – AGY Holding Corp. (“AGY” or the “Company”) today announced consolidated results for the three months ended March 31, 2013.

“We effectively executed our first quarter strategy, building upon our successes of 2012. We continued to show progress enhancing our sales mix, lowering costs, and increasing operational stability,” said Richard Jenkins, the Company’s interim Chief Executive Officer. “We are pleased with the progress that we have made towards implementing our overall strategy of being a world class provider of Advanced Materials. Our Adjusted EBITDA attributable to AGY Holding Corp. increased by $1.0 million to $7.5 million for the first quarter of 2013, or a 15% improvement compared to the same period of 2012.”

Summary Financial Performance	Three months ended March 31,
($ in millions)	2013	2012

Net sales	$43.7	$47.1
Income (loss) from operations	1.5	(2.6)
Net loss	(4.7)	(8.4)

Net loss attributable to AGY Holding Corp	(4.7)	(8.4)
Non-GAAP measures:

EBITDA(1)	(4.4)	(0.2)

Adjusted EBITDA(1)	8.0	6.9

Adjusted EBITDA attributable to AGY Holding Corp.(2)	7.5	6.5

Adjusted EBITDA margin attributable to AGY Holding Corp.(3)	17.2%	13.8%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net loss (income) determined under GAAP.

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(2)	Adjusted EBITDA attributable to AGY Holding Corp. excludes the portion of Adjusted EBITDA attributable to the non-controlling interest.
(3)	Adjusted EBITDA margin attributable to AGY Holding Corp. is calculated by dividing Adjusted EBITDA attributable to AGY Holding Corp. by net sales.

First Quarter 2013 Financial Highlights

Net Sales

•

Consolidated net sales decreased $3.4 million, or 7.2%, from $47.1 million in the first quarter of 2012 to $43.7 million in the first quarter of 2013, which consists of $36.7 million of sales reported by the AGY US business segment (“AGY US”) and $7.0 million of sales reported by the AGY Asia business segment (“AGY Asia”). AGY US net sales in the first quarter of 2013 decreased $3.4 million, or 8.5%, compared to the first quarter of 2012. AGY Asia’s contribution to consolidated net sales in the first quarter of 2013 was essentially level compared to the first quarter of 2012 (after accounting for the elimination of intercompany sales).

•

The decrease in AGY US net sales was primarily driven by lower sales volumes, offset by continued favorable mix gains resulting from a greater focus on sale of specialty materials and product rationalization efforts. AGY US continued to improve its average selling price during the first quarter of 2013, which represented a 15.4% increase compared to the same period of 2012. The lower sales volume resulted primarily from reduced demand in several of our markets except aerospace, oil and gas applications and the high-end of the specialty electronics end-markets. Market conditions remained weak. We also experienced market share loss on commodity E Glass from competitive pressure in certain industrial applications, reduced domestic demand for architectural roofing application and a decrease in Continuous Filament Mat (“CFM”) with customer concerns regarding the sale of this business line.

Operating Results

•

Consolidated income from operations was $1.5 million for the first quarter of 2013, compared to a loss of $2.6 million for the same period in 2012. Adjusting for the impact of a $1.3 million decrease in restructuring charges, a $1.0 million decrease in metal depletion expenses from the advanced sale of 2012 metal recoveries in late 2011 for AGY US, a $0.1 million increase in restructuring costs and a $0.3 million increase in metal depletion expenses related to prior years for AGY Asia, AGY US and AGY Asia operating results increased by $1.8 million and $0.4 million, respectively, in the first quarter of 2013 compared to the same period of 2012.

•

Quarterly adjusted operating results for AGY US increased year-over-year, primarily from improvements in average selling price and a favorable product mix, as noted above, and from lowering manufacturing and selling, general and administrative expenses through operational efficiency improvement projects and cost control initiatives. Additionally, results were positively impacted by a decrease in non-cash costs of goods sold resulting primarily from (i) the 2012 sale of inventory, manufactured in 2011 with larger efficiency losses, (ii) indirect cost absorption related to a larger inventory decrease in 2012 when compared to the first quarter of 2013, and (iii) lower metal operating losses. Partially offsetting this gain were lower sales volumes, as noted above, and higher alloy lease costs.

•

AGY Asia adjusted operating results for the first quarter of 2013 improved year-over-year, primarily due to lower taxes and freight costs associated with lower export sales during the first quarter of 2013 and lower selling, general and administrative expenses as a result of reduced headcount. Partially offsetting this gain were lower sales volumes, as noted above, and inflation in labor and energy costs at the AGY Asia manufacturing facility in Shanghai, China.

Adjusted EBITDA

•

Adjusted EBITDA attributable to the Company (which excludes the portion of Adjusted EBITDA attributable to the 30% non-controlling interest in AGY Asia) was $7.5 million for the first quarter of 2013, compared to $6.5 million in the first quarter of 2012. Primarily as a result of the aforementioned factors, including improved average selling price and favorable product mix, lower operating costs and the decrease in non-cash cost of goods sold, which were offset only partially by lower sales volumes, AGY US first quarter 2013 Adjusted EBITDA of $6.5 million increased $0.8 million as compared to the first quarter of 2012 and AGY Asia first quarter 2013 Adjusted EBITDA attributable to the Company of $1.0 million increased $0.2 million as compared to the same period in 2012.

Balance Sheet and Liquidity

•

As of March 31, 2013, AGY US’s cash balance and total debt, net of cash, were $0.7 million and $214.0 million, respectively. Compared to December 31, 2012, the $0.8 million decrease in net debt was primarily attributable to $1.8 million of operating cash flows (net of $1.3 million of restructuring costs payment) and $1.1 million of capital spending. As of March 31, 2013, AGY US had total liquidity of approximately $14.4 million.

•

As of March 31, 2013, AGY Asia’s cash balance and total debt, net of cash, were $2.8 million and $38.8 million, respectively, representing a $0.5 million increase in net debt compared to December 31, 2012. As of March 31, 2013, AGY Asia had total liquidity of approximately $2.8 million, consisting only of unrestricted cash as access to undrawn borrowing availability under the AGY Asia financing agreements has terminated. After several amendments to the term loan amortization schedule negotiated in 2012 and in the first quarter of 2013 with the lender, AGY Asia has remaining mandatory repayment obligations of $22.8 million in 2013, of which $16.7 million is due in May 2013, which we will not be able to satisfy and will create a default under the term loan facility and a potential acceleration of the $27.2 million of outstanding debt if the lender does not amend the term loan to revise the amortization. The lender also retains the right to accelerate the loan repayment at any time if no substantial progress is made towards a refinancing, recapitalization or change in control of AGY Asia. In addition, the working capital loan facility under the AGY Asia financing documents matures in May 2013 and AGY Asia has sought a waiver of compliance with the covenant requiring a debt-to-assets ratio of no more than 60%, which was not met at December 31, 2012 and March 31, 2013. The lender has not responded to AGY Asia’s request for a waiver. AGY continues to explore opportunities to sell AGY Asia and is currently negotiating with a potential buyer, who signed a non-binding letter of intent, and the lender under the AGY Asia financing documents regarding the terms of a possible sale transaction. All amounts borrowed under the credit facility for AGY Asia are non-recourse to AGY Holdings Corp. and its domestic subsidiaries.

First Quarter Conference Call

The Company will hold a conference call to discuss the first quarter 2013 results and respond to questions. The details for the call are as follows:

Date: May 17, 2013

Time: 11:00 a.m. EST

Dial-in number: 866-939-3921 or 678-302-3550

Conference ID: N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Rebroadcast of this conference will be available two hours after it is complete. Parties who are interested in listening to the rebroadcast may dial 866-939-0581 or 678-302-3540 and when prompted enter pin – 4804300#. At system prompt, dial ‘4’ to listen to a previously recorded conference. When prompted, enter confirmation number – 20130514444106#. The rebroadcast will be available for thirty days, or through June 16, 2013.

About AGY

AGY is a leading global producer of specialty fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets, including the following: aerospace and defense; electronics; and construction, continuous filament mat and industrial markets. Headquartered in Aiken, South Carolina, AGY has a sales office in Lyon, France and two manufacturing facilities in the US, located in Aiken, South Carolina and Huntingdon, Pennsylvania, and a controlling interest in a manufacturing facility in Shanghai, China. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com, or by email at info@agy.com.

Safe Harbor for Forward Looking and Cautionary Statements

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. In some cases you can identify forward-looking statements by terminology such as “may,” “should” or “could.” Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. Although AGY believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Among these risks and uncertainties are general economic and business conditions; our ability to complete the debt restructuring on the terms described, or at all; AGY’s substantial debt and ability to generate cash flows to service its debt; AGY’s compliance with the restrictive covenants contained in its various debt agreements; adverse changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy, alloy metals and raw material costs and availability; downward selling price movements; the success of new technology; labor disputes or increased labor costs; AGY US’s borrowing base sensitivity to precious metals market prices and amount of owned alloy metals; AGY US’s ability to maintain an available minimum $6.25 million borrowing capacity to avoid the triggering of a springing covenant, which would likely result in an event of default under its senior secured revolving facility; AGY’s ability to complete a divestiture or alternative exit event on acceptable terms and in a timely manner; currency and interest rate fluctuations; increases in AGY’s leverage; AGY Asia’s ability to satisfy its mandatory term loan repayment obligations, to refinance its working capital loan, and to get a waiver for the breach of the maximum debt-to-assets ratio covenant; changes in AGY’s business strategy or development plans; the timing and cost of plant closures; and increases in the cost of compliance with laws and regulations. Additional factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those risk factors listed from time to time in AGY’s filings with the Securities and Exchange Commission. Except as required by applicable law, AGY assumes no obligation and does not intend to update these forward-looking statements.

Contact:

Jay Ferguson

AGY Holding Corp.

PH: 803-643-1257

jay.ferguson@agy.com

# # # #

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands except per share amounts)

Assets	March 31, 2013 (Unaudited)	December 31, 2012
Current assets:
Cash	$3,496	$3,643
Restricted cash	1,437	1,166
Trade accounts receivable, less allowances of $2,506 and $2,351 at March 31, 2013 and December 31, 2012, respectively	20,426	17,885
Inventories, net	28,329	27,827
Deferred tax assets	2,341	2,511
Other current assets	3,292	2,389

Total current assets	59,321	55,421
Property, plant and equipment, and alloy metals, net	133,539	137,000
Restricted cash	900	1,000
Intangible assets, net	15,806	16,327
Other assets	760	332

TOTAL	$210,326	$210,080

Liabilities, Obligation Under Put/Call for Noncontrolling Interest and Shareholder’s Deficit
Current liabilities:
Accounts payable	$14,390	$13,473
Accrued liabilities	19,536	14,960
Short-term borrowings	11,608	11,580
Current portion of long-term debt	27,188	27,376

Total current liabilities	72,722	67,389

Long-term debt	213,950	214,225
Pension and other employee benefit plans	9,576	9,752
Deferred tax liabilities	4,132	4,302

Total liabilities	300,380	295,668

Commitments and contingencies
Obligation under put/call for noncontrolling interest	—	—

Shareholder’s equity (deficit):
Common stock, $.01 par value per share; 1,000 shares authorized; 100 shares issued and outstanding at March 31, 2013 and December 31, 2012	—	—
Additional paid-in capital	122,546	122,508
Accumulated deficit	(211,958)	(207,288)
Accumulated other comprehensive deficit	2,611	2,479

Total AGY Holding Corp. shareholder’s deficit	(86,801)	(82,301)
Noncontrolling interest	(3,253)	(3,287)

Total shareholder’s deficit	(90,054)	(85,588)

TOTAL	$210,326	$210,080

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands)	(Unaudited) Three Months Ended March 31,
	2013	2012

Net sales	$43,684	$47,056
Cost of goods sold	(36,191)	(42,352)

Gross profit	7,493	4,704
Selling, general and administrative expenses	(3,825)	(3,968)
Restructuring charges	(1,758)	(2,932)
Amortization of intangible assets	(251)	(251)
Other operating expense	(151)	(161)

Income (loss) from operations	1,508	(2,608)
Other non-operating (expense) income:
Interest expense	(6,182)	(5,857)
Other income, net	—	59

Loss before income tax expense	(4,674)	(8,406)
Income tax expense	(16)	—

Net loss	(4,690)	(8,406)

Less: Net loss attributable to the noncontrolling interest	20	10

Net loss attributable to AGY Holding Corp.	$(4,670)	$(8,396)

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(Dollars in thousands)	(Unaudited) Three Months Ended March 31,
	2013	2012

Net loss attributable to AGY Holding Corp.	$(4,670)	$(8,396)
Pension and other postretirement benefit plans – net of tax of $0	81	(54)
Foreign currency translation adjustments	52	47

Comprehensive loss attributable to AGY Holding Corp.	(4,537)	(8,403)

Net loss attributable to noncontrolling interest	(20)	(10)
Foreign currency translation adjustments	54	11

Comprehensive income attributable to noncontrolling interest	34	1

Net loss	(4,690)	(8,406)
Pension and other postretirement benefit plans – net of tax of $0	81	(54)
Foreign currency translation adjustments	106	58

Comprehensive loss, including portion attributable to noncontrolling interest	$(4,503)	$(8,402)

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Three Months Ended March 31,
	2013	2012
Cash flow from operating activities:
Net loss	$(4,690)	$(8,406)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,616	2,542
Alloy metals depletion, net	1,573	3,461
Amortization of debt issuance costs	271	196
Amortization of intangibles with definite lives	251	251
Loss on sale, disposal or exchange of property and equipment and alloy metals	—	4
Stock compensation	38	36
Changes in assets and liabilities:
Trade accounts receivable	(2,541)	(1,736)
Inventories	(502)	2,229
Other assets	(1,307)	(370)
Accounts payable	1,419	874
Accrued liabilities	4,593	7,485
Pension and other employee benefit plans	(94)	55

Net cash provided by operating activities	1,627	6,621

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(1,137)	(293)
Increase in restricted cash	(171)	—

Net cash used in investing activities	(1,308)	(293)

Cash flows from financing activities:
Proceeds from Revolving Credit Facility borrowings	11,425	12,906
Payments on Revolving Credit Facility borrowings	(11,700)	(17,906)
Payment on AGY Asia Credit Facility borrowings	(250)	(415)

Net cash used in financing activities	(525)	(5,415)

Effect of exchange rate changes on cash	59	(44)

Net (decrease) increase in cash	(147)	869

Cash, beginning of period	3,643	2,268

Cash, end of period	$3,496	$3,137

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,159	$963

Cash paid for income taxes	$3	$0

Supplemental disclosures of non-cash financing/investing activities:
(Decrease) increase in minimum pension liability adjustment	$(81)	$54

Construction in-progress included in accounts payable	$211	$126

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(Dollars in thousands)

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.

The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three months ended March 31, 2013 is set forth in Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net income (loss) determined under GAAP as follows:

	Three Months Ended March 31,
	2013	2012

Statement of operations data:
Net loss	$(4,690)	$(8,406)
Interest expense	6,182	5,857
Income tax expense (benefit)	16	—
Depreciation and amortization	2,866	2,793

EBITDA	$4,374	$244

	Three Months Ended March 31,
	2013	2012

EBITDA	$4,374	$244
Adjustments to EBITDA:
Alloy depletion charge, net	1,573	3,461
Non-cash compensation charges	38	36
Management fees	213	191
Restructuring charges	1,758	2,932

Adjusted EBITDA	7,956	6,864
Less: Adjusted EBITDA attributable to the noncontrolling interest	(446)	(356)

Adjusted EBITDA attributable to AGY Holding Corp.	$7,510	$6,508

	Three Months Ended March 31,
	2013	2012
Adjusted EBITDA allocated to AGY Holding Corp. segment breakdown:
AGY US and Corporate	$6,468	$5,678
AGY Asia	1,042	830

	$7,510	$6,508

EBITDA is generally defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to (a) net income as a measure of operating performance or (b) cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, capital expenditures and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes that EBITDA provides more comparability between our historical results and our recent results that reflect purchase accounting and changes in our capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance and calculated in the same manner as “Consolidated Cash Flow” under the indenture governing our Notes, which is used by management in calculating our fixed charge coverage ratio under the indenture governing our Notes. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors.

Appendix E.

AGY Holding Corp. and Subsidiaries

Summary Segment information

AGY US Reporting Segment	Three months ended March 31,
($ in millions)	2013	2012

Net Sales	$36.7	$40.1
Income (loss) from operations	0.9	(3.2)
Net loss	(4.6)	(8.4)
Net loss attributable to AGY Holding Corp.	(4.6)	(8.4)
Non-GAAP measures:

EBITDA(1)	3.4	(0.8)

Adjusted EBITDA(1)	6.5	5.7

Adjusted EBITDA attributable to AGY Holding Corp.(2)	6.5	5.7

Adjusted EBITDA margin attributable to AGY Holding Corp.(3)	17.7%	14.2%

AGY Asia Reporting Segment	Three months ended December 31,
($ in millions)	2013	2012

Net Sales	$7.0	$7.0
Income from operations	0.6	0.5
Net loss	(0.1)	—
Net loss attributable to AGY Holding Corp.	—	—
Non-GAAP measures:

EBITDA(1)	0.9	1.0

Adjusted EBITDA(1)	1.5	1.2

Adjusted EBITDA attributable to AGY Holding Corp.(2)	1.0	0.8

Adjusted EBITDA margin attributable to AGY Holding Corp.(3)	14.3%	11.4%